Exhibit 99.1

Neuronetics Draws Down Remaining $22.5 Million Available Under Credit Facility

MALVERN, Pa., Oct. 3, 2023 (GLOBE NEWSWIRE) — Neuronetics, Inc. (NASDAQ: STIM), a commercial stage medical technology company with a strategic vision of transforming the lives of patients whenever and wherever they need help with the best neurohealth therapies in the world, announced today that it has drawn down the remaining $22.5 million from its credit facility with SLR Capital Partners, LLC (“SLR”).

“We are pleased to have successfully drawn down the remaining capital as part of our credit facility with SLR, which further bolsters our balance sheet in a non-dilutive manner and will support the ongoing execution of our strategy,” said Keith J. Sullivan, President and Chief Executive Officer of Neuronetics. “Given the current challenging equity and debt capital markets environment, we felt it was prudent to strengthen our balance sheet in a cost-effective manner. The Company continues to believe that it can attain self-sustainability with the previous cash balance and that it can achieve cash flow break-even in Q4-2024 and on a full-year basis in 2025. This incremental capital should remove any doubt about the Company needing to access the equity markets. I want to thank SLR for their continued support of our vision to advance neurohealth therapies and drive the further adoption of NeuroStar Advanced Therapy for mental health.”

In April 2023, the Company amended its senior secured credit facilities with SLR, securing up to $60.0 million in borrowings. This facility includes three tranches of term loans, consisting of a “Term A Loan” of $35.0 million, a “Term B Loan” of $2.5 million, and a “Term C Loan” of $22.5 million. The Company has drawn down all $60.0 million available as part of this credit facility and the maturity date of the $60 million facility is now set for March 29, 2028.

About Neuronetics

Neuronetics, Inc. believes that mental health is as important as physical health. As a global leader in neuroscience, Neuronetics is redefining patient and physician expectations with its NeuroStar Advanced Therapy for Mental Health. NeuroStar is a non-drug, noninvasive treatment that can improve the quality of life for people suffering from neurohealth conditions when traditional medication hasn’t helped. NeuroStar is FDA-cleared for adults with major depressive disorder (MDD), as an adjunct for adults with obsessive-compulsive disorder (OCD), and to decrease anxiety symptoms in adult patients with MDD that may exhibit comorbid anxiety symptoms (anxious depression). NeuroStar Advanced Therapy is the leading transcranial magnetic stimulation (TMS) treatment for MDD in adults with over 5.6 million treatments delivered. NeuroStar is backed by the largest clinical data set of any TMS system for depression, including the world’s largest depression Outcomes Registry. Neuronetics is committed to transforming lives by offering an exceptional treatment that produces extraordinary results. For safety information and indications for use, visit NeuroStar.com.

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995:

Statements in the press release regarding the Company that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as “outlook,” “potential,” “believe,” “expect,” “plan,” “anticipate,” “predict,” “may,” “will,” “could,” “would” and “should” as well as the negative of these terms and similar expressions. These statements include those relating to the Company’s cash balance, ability to achieve cash-flow breakeven, need to raise equity capital and any statements of assumptions underlying any of the foregoing items. These statements are subject to significant risks and uncertainties and actual results could differ materially from those projected. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this release. These risks and uncertainties include, without limitation, risks and uncertainties related to: the impact of public health crises on the Company’s operations, manufacturing and supply chain interruptions or delays; the Company’s ability to execute its business strategy; the Company’s ability to achieve or sustain profitable operations due to its history of losses; the Company’s reliance on the sale and use of its NeuroStar Advanced Therapy system to generate revenues; the scale and efficacy of the Company’s salesforce; the Company’s ability to retain talent; availability of coverage and reimbursement from third-party payors for treatments using the Company’s products; physician and patient demand for treatments using the Company’s products; developments in competing technologies and therapies for the indications that the Company’s products treat; product defects; the Company’s ability to obtain and maintain intellectual property protection for its technology; developments in clinical trials or regulatory review of NeuroStar Advanced Therapy system for additional indications; and developments in regulation in the U.S. and other applicable jurisdictions. For a discussion of these and other related risks, please refer to the Company’s recent filings with the U.S. Securities and Exchange Commission (the “SEC”), which are available on the SEC’s website at www.sec.gov. These forward-looking statements are based on the Company’s expectations and assumptions as of the date of this press release. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events, or changes in the Company’s expectations.

Investor Contact:

Mike Vallie or Mark Klausner

ICR Westwicke

443-213-0499

ir@neuronetics.com

Media Contact:

EvolveMKD

646-517-4220

NeuroStar@evolvemkd.com